FOR IMMEDIATE RELEASE
November 19, 1996

AUDIO COMMUNICATIONS NETWORK, INC. (NASD OTC: "AUCM") today announced it has signed a definitive agreement with respect to a business combination with Suncom Communications, L.L.C. Under the terms of the agreement, Audio will acquire the assets and business of Suncom, in exchange for which Audio will issue 2.1 million shares of common stock to Suncom, which is expected to be approximately 48% of Audio's outstanding common stock upon consummation of the transaction. The transaction was approved by Audio's board or directors, including its independent directors, and the board received the opinion of Key Trust Company of Ohio, N.A. that the proposed agreement is fair from a financial point of view to the shareholders of Audio. Consummation of the agreement is subject to a number of conditions, including the consent of Audio and Suncom's lenders or the replacement of existing banking facilities with a substitute facility or facilities.

Additionally, Suncom has entered into an agreement with A.J. Schell, Audio's Chairman and Chief Executive Officer, to acquire Mr. Schell's position in Audio. Upon consummation of both transactions, which is expected to take place in January 1997, Suncom is expected to own approximately 2.7 million shares, or approximately 62%, of the then outstanding common stock of Audio.

Mr. Schell will remain as Chairman of Audio following the closing. In addition, as of the closing, Suncom will designate four of the eight members of Audio's board of directors. Audio shareholders are expected to vote on a proposal to be submitted at the 1997 annual meeting to increase the size of the Board to nine, with the ninth member being nominated by Suncom.

     Audio owns MUZAK(R) franchises in Baltimore, Maryland, Fresno, California, Jacksonville, Florida, Kansas City and St. Louis, Missouri. Suncom is the MUZAK(R) affiliate serving large portions of the Carolinas, including Charlotte, Raleigh/Durham, Winston Salem and Greensboro, as well as larger portions of Arizona, including Phoenix.

"Suncom provides an exciting opportunity with their market penetration in some of the most dramatically explosive markets in the country today in terms of growth and economy," said Al Schell, Chairman/CEO of Audio Communications Network, Inc. "It is gratifying to see the positive results of our strategic growth plan, and I am delighted Suncom will become a part of our dynamic future."

The MUZAK(R) product is distributed globally to over 200,000 subscribers via direct broadcast satellite (DBS), SCA radio transmission and on Perma Tape Services. The DBS satellite system now delivers 16 different channels of music from light rock and classical to jazz or oldies. The system also provides a variety of marketing, computer, data and video systems which are currently being used by a number of Fortune 500 companies. Additionally, MUZAK(R)'s Dish Network for Business from EchoStar provides network television programming and dozens of new and exciting digitally recorded music formats by MUZAK(R) available to its customers.



FOR ADDITIONAL INFORMATION, CONTACT:


Al Schell, (407) 649-8877

Chairman/CEO, Audio Communications Network, Inc.